TREDEGAR REPORTS THIRD-QUARTER 2014 RESULTS

•	Operating profit from ongoing operations for Film Products of $13.2 million was $6.4 million lower than the third quarter of 2013

•	Operating profit from ongoing operations for Bonnell Aluminum of $5.8 million was $2.3 million higher than the third quarter of 2013
RICHMOND, VA--(BUSINESS WIRE)--November 6, 2014--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported third-quarter financial results for the period ended September 30, 2014.
Third-Quarter Financial Results Highlights

•	Net income from continuing operations was $10.7 million, or 33 cents per share

•	Net income from ongoing operations, which excludes special items, was $8.8 million, or 27 cents per share
Further details regarding the special items that reconcile net income from ongoing operations to net income from continuing operations are provided in Note A of the Notes to the Financial Tables in this press release.
Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “As anticipated, Film Products had a difficult third quarter, especially when compared to a strong third quarter in 2013. There were a number of dynamics impacting Films’ performance in the quarter, such as the expected loss of the babycare elastic laminate volumes in North America and lower surface protection volumes due to the previously reported customer inventory corrections. In addition, Film Products’ quarter and year-to-date performance has been impacted by manufacturing inefficiencies and resulting lower volumes, as well as unfavorable pricing pressure, for our flexible packaging films.”
Ms. Taylor added, “I am encouraged by the progress that our new leadership in Brazil is making in turning around our manufacturing issues in our flexible packaging facility in Cabo, Brazil. That team is also ramping up production of our new flexible packaging line there. While we expect that competitive pricing pressures and a less favorable product mix for flexible packaging films will continue to present challenges during 2015, we are on a steady path for higher volumes and improved operational performance.”

Ms. Taylor continued, “Bonnell Aluminum continues to have a strong year, driven by higher volumes in the nonresidential building market and strong demand for our fabricated and finished products. After a sluggish start for the industry, our year-to-date growth rate for nonresidential building and construction has accelerated to approximately 4% and is in line with estimated industry growth. As volumes continue to rebound, we are working to improve throughputs in all of our facilities to meet the increased demand for fabricated and finished products.”

OPERATIONS REVIEW
Film Products
A summary of third-quarter operating results from ongoing operations for Film Products is provided below:

	Three Months Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands, Except Percentages)	September 30,		(Unfavorable)	September 30,		(Unfavorable)
	2014	2013	% Change	2014	2013	% Change
Sales volume (pounds)	61,553	69,880	(11.9)%	184,905	206,298	(10.4)%
Net sales	$143,098	$157,187	(9.0)%	$438,274	$469,838	(6.7)%
Operating profit from ongoing operations	$13,206	$19,617	(32.7)%	$44,891	$55,351	(18.9)%

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Third-Quarter Results Versus Prior Year Third Quarter
Net sales (sales less freight) in the third quarter of 2014 decreased in comparison to the same period in the prior year, primarily due to lower volumes, partially offset by an increase in average selling prices. Lower volumes had an unfavorable impact of approximately $15.2 million on net sales, as lost business related to certain babycare elastic laminate films sold in North America accounted for approximately $10.8 million of the decrease in the current quarter. Net sales in Film Products were also impacted by lower sales volumes for polyethylene overwrap, flexible packaging and surface protection films, partially offset by higher volumes for other personal care materials. As noted in the previous quarter, lower volumes in surface protection films were primarily related to ongoing customer inventory corrections in the third quarter of 2014 compared to record-high volumes in the third quarter of 2013. The estimated change in average selling prices had a favorable impact of approximately $1.3 million. Higher average selling prices due to the favorable impact of the contractual pass-through of certain costs, primarily an increase in average resin prices, were partially offset by competitive pricing pressures in flexible packaging films. The change in the U.S. dollar value of currencies for operations outside the U.S. had an insignificant impact in the current quarter.
Operating profit from ongoing operations in the third quarter of 2014 decreased by $6.4 million in comparison to the third quarter of 2013. Lower sales volumes and a less favorable product mix had an estimated unfavorable impact on operating profit from ongoing operations of approximately $5.9 million, which includes approximately $2.5 million related to the loss of volumes for certain babycare elastic laminate films sold in North America. Lower volumes in surface protection and flexible packaging films were also a factor in the decrease in operating profit from ongoing operations. Higher manufacturing expenses, primarily in flexible packaging films, further reduced operating profit from ongoing operations by approximately $2.1 million. Lower selling, general and administrative expenses and reduced research and development project costs in Film Products had a favorable impact of $0.5 million on operating profit from ongoing operations in the third quarter of 2014 compared to the third quarter of 2013.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $0.4 million in the third quarter of 2014 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately a negative $0.2 million in the third quarter of 2014 and a negative $0.7 million in the third quarter of 2013.
Year-To-Date Results Versus Prior Year-To-Date
Net sales in the first nine months of 2014 decreased in comparison to the same period in the prior year as lower volumes were partially offset by an increase in average selling prices and the favorable impact of the change in the U.S. dollar value of currencies for operations outside the U.S. Lower volumes had an unfavorable impact of approximately $34.4 million on net sales, as lost business related to certain babycare elastic laminate films sold in North America accounted for approximately $23.3 million of this change. Net sales in Film Products were also impacted by reduced sales volumes for polyethylene overwrap, flexible packaging and surface protection films, partially offset by higher volumes for other personal care materials. Lower volumes in surface protection films were primarily related to customer inventory corrections in the current year and a minor loss of market share in lower-tier film due to competitive pricing. The estimated change in average selling prices had a favorable impact on net sales of approximately $2.0 million. Higher average selling prices due to the favorable impact of the contractual pass-through of certain costs, primarily an increase in average resin prices, were partially offset by competitive pricing pressures in flexible packaging films and personal care materials. The change in the U.S. dollar value of currencies for operations outside the U.S. had a favorable impact on current year net sales of approximately $0.9 million.
Operating profit from ongoing operations in the first nine months of 2014 decreased by $10.5 million in comparison to the first nine months of 2013. Lower sales volumes and a less favorable product mix had an estimated unfavorable impact on operating profit from ongoing operations of approximately $12.0 million, which include approximately $5.9 million related to the loss of volumes for certain babycare elastic laminate films sold in North America. Lower volumes in surface protection and flexible packaging films were also a factor in the decrease in operating profit from ongoing operations. Competitive pricing pressures, primarily in flexible

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packaging films, had an estimated unfavorable impact on operating profit from ongoing operations of approximately $2.2 million in the current year. Higher manufacturing expenses in flexible packaging films, partially offset by improved operational performance in personal care materials and surface protection films, decreased operating profit from ongoing operations by approximately $1.5 million. Lower selling, general and administrative expenses and reduced research and development project costs within Film Products had a favorable impact on operating profit from ongoing operations of approximately $0.7 million.
The change in the dollar value of currencies for operations outside the U.S. had a favorable impact on operating profit from ongoing operations of approximately $3.8 million in the first nine months of 2014 compared to the same period in the prior year. The estimated impact on operating profit from ongoing operations of the quarterly lag in the pass-through of average resin costs was approximately negative $0.5 million in the first nine months of 2014 and negative $1.3 million in the first nine months of 2013.
Capital expenditures in Film Products were $27.4 million in the first nine months of 2014 compared to $47.2 million in the first nine months of 2013. Capital expenditures for the first nine months of 2014 and 2013 include approximately $16 million and $30 million, respectively, for a previously announced project that will expand capacity at the Company’s manufacturing facility in Cabo de Santo Agostinho, Brazil. The additional capacity from this project became available for commercial production at the end of the third quarter of 2014, and production volumes will begin to ramp-up in the fourth quarter of 2014. Film Products currently estimates that total capital expenditures in 2014 will be approximately $40 million, including approximately $15 million for routine capital expenditures required to support operations. Depreciation expense was $20.3 million in the first nine months of 2014 and $23.0 million in the first nine months of 2013. Depreciation expense is projected to be approximately $28 million in 2014, which includes approximately $1 million of additional depreciation expenses associated with the new flexible packaging production line in Brazil in the fourth quarter of 2014. Amortization expense was $2.9 million in the first nine months of 2014 and $3.9 million in the first nine months of 2013, and is projected to be approximately $4 million in 2014.
Aluminum Extrusions
A summary of third-quarter results from ongoing operations for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

	Three Months Ended		Favorable/	Nine Months Ended		Favorable/
(In Thousands, Except Percentages)	September 30,		(Unfavorable)	September 30,		(Unfavorable)
	2014	2013	% Change	2014	2013	% Change
Sales volume (pounds)	39,535	37,016	6.8%	114,351	108,850	5.1%
Net sales	$89,605	$78,499	14.1%	$253,436	$236,293	7.3%
Operating profit from ongoing operations	$5,752	$3,426	67.9%	$18,563	$12,351	50.3%
Third-Quarter Results Versus Prior Year Third Quarter
Net sales in the third quarter of 2014 increased in comparison to the third quarter of 2013 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes had a favorable impact of approximately $4.3 million in the third quarter of 2014. The increase in average selling prices, which had a positive impact on net sales of approximately $6.5 million, can be attributed to various factors, including inflationary price increases, higher average aluminum costs and favorable changes in product mix due to a higher percentage of painted and anodized finished products as well as an increase in the sales of fabricated components.
Operating profit from ongoing operations increased by $2.3 million in the third quarter of 2014 compared to the third quarter of 2013 primarily as a result of an improved product mix and higher sales volumes. A more favorable product mix and higher sales volumes increased operating profit from ongoing operations by approximately $1.9 million. The remaining portion of the current quarter change can be primarily attributed to the impact of favorable pricing from value-added services and manufacturing efficiencies.

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Year-To-Date Results Versus Prior Year-To-Date
Net sales in the first nine months of 2014 increased in comparison to the first nine months of 2013 primarily due to higher sales volumes and an increase in average selling prices. Higher sales volumes had a favorable impact of approximately $10.1 million in the first nine months of 2014. The increase in average selling prices, which had a positive impact on net sales of approximately $7.1 million, can be attributed to inflationary price increases, higher average aluminum costs and favorable changes in product mix due to a higher percentage of painted and anodized finished products as well as an increase in the sales of fabricated components.
Operating profit from ongoing operations increased by $6.2 million in the first nine months of 2014 compared to the first nine months of 2013 primarily as a result of an improved product mix, higher volumes, the favorable impact of manufacturing efficiencies and reduced selling, general and administrative expenses. Higher sales volumes and improved product mix had a favorable impact of approximately $2.7 million in comparison to the prior year. Despite unanticipated utility, distribution and manufacturing costs as a result of adverse weather conditions in the first quarter of 2014, improved margins from manufacturing efficiencies and reduced selling, general and administrative expenses increased operating profit from ongoing operations by approximately $1.8 million. In addition, operating profit from ongoing operations in the prior year includes one-time, construction-related expense of approximately $0.5 million associated with the automotive press project at the Company’s manufacturing facility in Newnan, Georgia. The remaining portion of the change in operating profit from ongoing operations for the first nine months of 2014 compared to the first nine months of 2013 is primarily related to favorable pricing from value-added services.
Capital expenditures for Bonnell Aluminum were $5.2 million in the first nine months of 2014 compared to $7.5 million in the first nine months of 2013. Capital expenditures are projected to total approximately $8 million in 2014, which includes approximately $5 million for routine capital expenditures required to support operations. Depreciation expense was $6.2 million in the first nine months of 2014 compared to $5.5 million in the first nine months of 2013, and is projected to be approximately $8.5 million in 2014. Amortization expense was $1.4 million in the first nine months of 2014 and $1.4 million in the first nine months of 2013, and is projected to be approximately $1.6 million in 2014.
Corporate Expenses, Interest and Taxes
Pension expense was $5.2 million in the first nine months of 2014, a favorable change of $5.1 million from the first nine months of 2013. Most of the impact on earnings from lower pension expense is reflected in “Corporate expenses, net” in the Net Sales and Operating Profit by Segment table. Pension expense is projected to be $6.7 million in 2014. Corporate expenses, net decreased in 2014 versus 2013 primarily due to the reduction in pension expense noted above, lower stock-based employee benefit costs and a reduction in performance incentive accruals, partially offset by the timing of certain non-recurring corporate expenditures. In 2014, corporate expenses, net included costs of $0.9 million related to responding to a Schedule 13D filed with the SEC by certain shareholders.
Interest expense was $1.8 million in the first nine months of 2014 in comparison to $2.1 million in the first nine months of 2013.
The effective tax rate used to compute income taxes for income from continuing operations was 34.6% in the first nine months of 2014 compared to 31.5% in the first nine months of 2013. Income taxes from continuing operations in the first nine months of 2014 was relatively consistent with the federal statutory rate as a result of various mitigating factors, while income taxes from continuing operations in the first nine months of 2013 primarily reflect the benefit of foreign tax incentives and the timing of a research and development tax credit, partially offset by the impact of differences in state tax rates. An explanation of significant differences between the estimated effective tax rate for income from continuing operations and the U.S. federal statutory rate for 2014 and 2013 will be provided in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

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CAPITAL STRUCTURE
Net debt (debt in excess of cash and cash equivalents) was $86.9 million at September 30, 2014, compared with $86.4 million at December 31, 2013. Net debt is a financial measure that is not calculated or presented in accordance with United States generally accepted accounting principles (“GAAP”). See the Notes to the Financial Tables for a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: acquired businesses, including Terphane Holdings LLC (“Terphane”) and AACOA, Inc. (“AACOA”), may not achieve the levels of revenue, profit, productivity, or otherwise perform as we expect; acquisitions, including our acquisitions of Terphane and AACOA, involve special risks, including without limitation, diversion of management’s time and attention from our existing businesses, the potential assumption of unanticipated liabilities and contingencies and potential difficulties in integrating acquired businesses and achieving anticipated operational improvements; Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction sector, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies, including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the SEC from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2013 Annual Report on Form 10-K (the “2013 Form 10-K”) filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC, which include the 2013 Form 10-K.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of our website.
Tredegar Corporation is a manufacturer of plastic films and aluminum extrusions. A global company headquartered in Richmond, Virginia, Tredegar had 2013 sales of $959 million. With approximately 2,700 employees, the company operates manufacturing facilities in North America, South America, Europe, and Asia.

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Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Sales	$240,429	$243,194	$712,607	$728,250
Other income (expense), net (b) (e) (f) (g)	3,912	(3,229)	(6,318)	(1,559)
	244,341	239,965	706,289	726,691

Cost of goods sold (b)	198,121	198,433	580,899	594,502
Freight	7,726	7,508	20,897	22,119
Selling, R&D and general expenses (b)	19,914	21,031	60,736	63,146
Amortization of intangibles	1,415	1,700	4,237	5,233
Interest expense	590	727	1,751	2,132
Asset impairments and costs associated with exit and disposal activities (b)	461	201	2,652	839
	228,227	229,600	671,172	687,971
Income from continuing operations before income taxes	16,114	10,365	35,117	38,720
Income taxes from continuing operations	5,369	2,937	12,141	12,185
Income from continuing operations	10,745	7,428	22,976	26,535
Income (loss) from discontinued operations, net of tax (c)	850	(450)	850	(13,990)
Net income (d)	$11,595	$6,978	$23,826	$12,545

Earnings (loss) per share:
Basic:
Continuing operations	$0.33	$0.23	$0.71	$0.83
Discontinued operations (c)	0.03	(0.01)	0.03	(0.44)
Net income	$0.36	$0.22	$0.74	$0.39
Diluted:
Continuing operations	$0.33	$0.23	$0.70	$0.81
Discontinued operations (c)	0.03	(0.02)	0.03	(0.43)
Net income	$0.36	$0.21	$0.73	$0.38

Shares used to compute earnings (loss) per share:
Basic	32,319	32,201	32,291	32,155
Diluted	32,507	32,658	32,589	32,591

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Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net Sales
Film Products	$143,098	$157,187	$438,274	$469,838
Aluminum Extrusions	89,605	78,499	253,436	236,293
Total net sales	232,703	235,686	691,710	706,131
Add back freight	7,726	7,508	20,897	22,119
Sales as shown in the Consolidated Statements of Income	$240,429	$243,194	$712,607	$728,250

Operating Profit
Film Products:
Ongoing operations	$13,206	$19,617	$44,891	$55,351
Plant shutdowns, asset impairments, restructurings and other (b)	(410)	(155)	(12,578)	(364)
Aluminum Extrusions:
Ongoing operations	5,752	3,426	18,563	12,351
Plant shutdowns, asset impairments, restructurings and other (b)	(126)	(160)	(300)	(958)
Total	18,422	22,728	50,576	66,380
Interest income	117	138	419	307
Interest expense	590	727	1,751	2,132
Gain (loss) on investment accounted for under fair value method (e)	4,000	(3,100)	2,900	100
Gain on sale of investment property (f)	—	—	1,208	—
Unrealized loss on investment property (f)	—	—	—	(1,018)
Stock option-based compensation costs	358	260	944	859
Corporate expenses, net (g)	5,477	8,414	17,291	24,058
Income from continuing operations before income taxes	16,114	10,365	35,117	38,720
Income taxes from continuing operations	5,369	2,937	12,141	12,185
Income from continuing operations	10,745	7,428	22,976	26,535
Income (loss) from discontinued operations, net of tax (c)	850	(450)	850	(13,990)
Net income (d)	$11,595	$6,978	$23,826	$12,545

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Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Cash & cash equivalents	$51,930	$52,617
Accounts & other receivables, net	119,281	99,246
Income taxes recoverable	1,749	—
Inventories	69,779	70,663
Deferred income taxes	5,677	5,628
Prepaid expenses & other	10,290	6,353
Total current assets	258,706	234,507
Property, plant & equipment, net	279,014	282,560
Goodwill & other intangibles, net	219,913	226,300
Other assets	49,021	49,641
Total assets	$806,654	$793,008
Liabilities and Shareholders’ Equity
Accounts payable	$97,595	$82,795
Accrued expenses	34,769	42,158
Income taxes payable	—	114
Total current liabilities	132,364	125,067
Long-term debt	138,750	139,000
Deferred income taxes	66,582	70,795
Other noncurrent liabilities	53,919	55,482
Shareholders’ equity	415,039	402,664
Total liabilities and shareholders’ equity	$806,654	$793,008

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Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$23,826	$12,545
Adjustments for noncash items:
Depreciation	26,571	28,608
Amortization of intangibles	4,237	5,233
Deferred income taxes	(4,063)	(4,259)
Accrued pension income and post-retirement benefits	5,265	10,464
Gain on investment accounted for under the fair value method	(2,900)	(100)
Loss on asset impairments and divestitures	993	1,254
Net gain on sale of assets	(919)	—
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and other receivables	(22,274)	(13,258)
Inventories	(1,885)	(3,722)
Income taxes recoverable/payable	(1,993)	2,728
Prepaid expenses and other	535	(171)
Accounts payable and accrued expenses	7,940	9,905
Other, net	1,898	(4,346)
Net cash provided by operating activities	37,231	44,881
Cash flows from investing activities:
Capital expenditures (net of accounts payable of $2,687 in 2014)	(32,587)	(54,734)
Acquisition	—	561
Sale of business	—	306
Proceeds from the sale of assets and other	5,053	742
Net cash used in investing activities	(27,534)	(53,125)
Cash flows from financing activities:
Borrowings	67,250	55,000
Debt principal payments	(67,528)	(49,000)
Dividends paid	(8,090)	(6,780)
Proceeds from exercise of stock options and other	(106)	2,838
Net cash provided by (used in) financing activities	(8,474)	2,058
Effect of exchange rate changes on cash	(1,910)	(32)
Increase (decrease) in cash and cash equivalents	(687)	(6,218)
Cash and cash equivalents at beginning of period	52,617	48,822
Cash and cash equivalents at end of period	$51,930	$42,604

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Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income and earnings per share from ongoing operations are non-GAAP financial measures that exclude the after-tax effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets and other items, goodwill impairment charges and operating results and gains or losses on sale for businesses divested that are included in discontinued operations, which have been presented separately and removed from net income (loss) and diluted earnings (loss) per share as reported under GAAP. Net income and earnings per share from ongoing operations are used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share from continuing operations as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing operations. A reconciliation is shown below:

(in millions, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income from continuing operations as reported under generally accepted accounting principles (GAAP)	$10.7	$7.4	$23.0	$26.5
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.3	0.1	1.7	0.5
(Gains) losses from sale of assets and other	(2.2)	2.3	4.8	1.5
Net income from ongoing operations	$8.8	$9.8	$29.5	$28.5

Earnings per share from continuing operations as reported under GAAP (diluted)	$0.33	$0.23	$0.70	$0.81
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.01	—	0.05	0.02
(Gains) losses from sale of assets and other	(0.07)	0.07	0.15	0.05
Earnings per share from ongoing operations (diluted)	$0.27	$0.30	$0.90	$0.88
(b) Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2014 include:

•	Pretax charges of $0.4 million associated with severance and other employee-related costs associated with restructurings in Film Products ($0.4 million) and Aluminum Extrusions ($31,000);

•
Pretax charges of $75,000 related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the consolidated statements of income);

•	Pretax charges of $37,000 associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina; and

•	Pretax charges of $20,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the first nine months of 2014 include:

•
Pretax charge of $10.0 million (included in “Other income (expense), net” in the condensed consolidated statements of income) associated with a one-time, lump sum license payment to 3M after the Company settled all litigation issues associated with a patent infringement complaint;

•	Pretax charges of $1.8 million associated with severance and other employee-related costs associated with restructurings in Film Products ($1.8 million) and Aluminum Extrusions ($31,000);

•
Pretax charges of $0.8 million associated with the shutdown of the film products manufacturing facility in Red Springs, North Carolina, which includes severance and other employee-related costs of $0.5 million and asset impairment and other shutdown-related charges of $0.3 million;

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•
Pretax charges of $0.2 million related to expected future environmental costs at the Company’s aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Pretax charges of $43,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other charges in the third quarter of 2013 include:

•	Pretax charges of $0.2 million for severance and other employee-related costs in connection with restructurings in Film Products;

•
Pretax charge of $0.1 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•	Net pretax charges of $45,000 associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana.
Plant shutdowns, asset impairments, restructurings and other items in the first nine months of 2013 include:

•	Net pretax charge of $0.6 million associated with the shutdown of the aluminum extrusions manufacturing facility in Kentland, Indiana;

•	Pretax charges of $0.3 million associated with severance and other employee-related costs associated with restructurings in Film Products;

•
Pretax charges of $0.2 million for integration-related expenses and other non-recurring transactions (included in “Selling, R&D and general expenses” in the condensed consolidated statements of income) associated with the acquisition of AACOA by Aluminum Extrusions;

•
Pretax charge of $0.2 million related to expected future environmental costs at our aluminum extrusions manufacturing facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

•
Pretax loss of $0.1 million related to the sale of previously impaired machinery and equipment at our film products manufacturing facility in Shanghai, China (included in “Other income (expense), net” in the condensed consolidated statements of income).

(c)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of approximately $25 million. All historical results for this business were previously reported in discontinued operations. Accruals for indemnifications under the purchase agreement related to environmental matters were adjusted in the third quarter and first nine months of 2014, resulting in income from discontinued operations of $0.9 million ($0.9 million after tax) for each of the periods. Accruals were made for indemnifications under the purchase agreement related to environmental matters of $0.5 million ($0.5 million after tax) in the third quarter of 2013 and $14.0 million ($14.0 million after tax) in the first nine months of 2013.

(d) Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was a loss of $6.9 million in the third quarter of 2014 and income of $10.0 million for the third quarter of 2013 and income of $18.4 million in the first nine months of 2014 and income of $6.8 million in the first nine months of 2013. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other post-retirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders’ equity.

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(e) The unrealized gain (loss) on the Company’s investment in kaleo, Inc. (“kaléo”), formerly known as Intelliject, Inc., was a gain of $4.0 million and $2.9 million in the third quarter and the first nine months of 2014, respectively, and a loss of $3.1 million and a gain of $0.1 million in the third quarter and first nine months of 2013, respectively. The unrealized gain in 2014 can be primarily related to favorable adjustments for the passage of time as cash flows associated with achieving product development and commercialization milestones are discounted at 45% for their high degree of risk. The unrealized loss in the third quarter of 2013 was primarily related to adjustments in the fair value due to a reassessment of the amount and timing of the projected receipt of royalty and milestone payments from commercial sales of kaléo’s licensed product, which launched in early 2013, and increased development and commercialization expenses related to its pipeline products, primarily offset by the impact of the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones are discounted at 55% for their high degree of risk. The net unrealized gain in the first nine months of 2013 was primarily related to adjustments in the fair value for the passage of time as anticipated cash flows associated with achieving product development and commercialization milestones were discounted at 55% for their high degree of risk, offset by adjustments in the fair value due to a reassessment of the amount and timing of projected receipt of royalty and milestone payments from commercial sales of kaléo’s licensed product and increased development and commercialization expenses related to its pipeline products.
(f) A pretax gain of $1.2 million (included in “Other income (expense), net” in the condensed consolidated statement of income) was realized on the sale of a portion of its investment property in Alleghany and Bath Counties, Virginia in the second quarter of 2014. An unrealized loss on the Company’s investment property in Alleghany and Bath Counties, Virginia (included in “Other income (expense), net” in the condensed consolidated statement of income) of $1.0 million was recorded in the second quarter of 2013 as a result of a reduction in the estimated fair value that was not expected to be temporary.

(g)
Pretax charges of $0.2 million and $0.8 million in the third quarter and first nine months of 2014, respectively, and $0.2 million in both the third quarter and first nine months of 2013 related to unrealized losses for the Company’s investment in the Harbinger Capital Partners Special Situations Fund, L.P. were recorded as a result of a reduction in the value of the Company’s investment that is not expected to be temporary. The impairment charge is included in “Other income (expense), net” in the condensed consolidated statements of income and in “Corporate expenses, net” in the statement of net sales and operating profit by segment.

(h) Net debt is calculated as follows:

(in millions)	September 30,	December 31,
	2014	2013
Debt	$138.8	$139.0
Less: Cash and cash equivalents	51.9	52.6
Net debt	$86.9	$86.4
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
Fax: 804-330-1777
neill.bellamy@tredegar.com

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